Exhibit 99.1

NEWS RELEASE

For Additional Information Contact:

Joe Meyers

Vice President, Finance

(513) 874-8741

PIERRE FOODS, INC. REPORTS RESULTS FOR FIRST QUARTER ENDED JUNE 3, 2006

Cincinnati, Ohio, July 12, 2006 ... Pierre Foods, Inc. (the “Company” or “Pierre”), a leading manufacturer and marketer of high-quality, differentiated processed food solutions, today reported for its first quarter ended June 3, 2006 (“First Quarter Fiscal 2007”), net revenues of $105.8 million versus $107.7 million for its first quarter ended June 4, 2005 (“First Quarter Fiscal 2006”), a decrease of 1.8%. Although the Company experienced growth in most of its end-market segments during the First Quarter Fiscal 2007, decreased sales to two large National Accounts restaurant chain customers partially offset such growth compared with the same quarter of the prior year. Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) increased to $13.3 million for First Quarter Fiscal 2007 from $12.4 million for the same quarter last year, a 7.3% increase.

The Company reported net income of $0.7 million during First Quarter Fiscal 2007 compared with a net loss of $0.6 million during First Quarter Fiscal 2006. This increase in net income was primarily due to (i) decreased cost of goods sold as a result of decreased raw material protein costs (approximately $4.4 million); (ii) decreased cost of goods sold as a result of a change in sales mix to lower cost products (approximately $2.2 million); (iii) decreased administrative expense (approximately $0.1 million), primarily as a result of decreased incentive compensation, offset by an increase in sales mix with higher distribution and selling burden rates; (iv) decreased amortization expense (approximately $0.8 million), primarily due to the accelerated amortization method used for certain intangible assets; and (v) decreased depreciation expense (approximately $0.3 million). These favorable expense variances were offset by (i) decreased net revenues as a result of a reduction in sales volume to two large National Accounts restaurant chain customers (approximately $4.5 million) and a reduction in sales volume to other National Accounts customers due to increased sales volume as a result of a pipeline fill of new items during First Quarter Fiscal 2006 that did not take place during First Quarter Fiscal 2007 (approximately $3.9 million), offset by increased sales volume in most of the Company’s other end-market segments; (ii) decreased net revenues due to reduced sales prices as a result of declining commodity protein pricing attributable to cost-plus contracts with two large National Accounts restaurant chain customers (approximately $2.6 million); (iii) increased cost of goods sold primarily related to increased expenses for utilities, insurance, and maintenance repairs; (iv) increased storage expense (approximately $0.5 million) as a result of increased inventories built to maintain customer service levels for customer requirements and product line expansion, in addition to increased storage rates paid by the Company; (v) increased freight (approximately $0.5 million) due to higher fuel surcharges; (vi) increased selling expenses (approximately $0.5 million) incurred primarily as a result of increased demonstration expenses related to growth in the Warehouse Club selling channel; and (vii) a tax provision (approximately $0.3 million) during First Quarter Fiscal 2007 compared to a tax benefit (approximately $0.4 million) in the prior year comparable period.

The primary materials used in the Company’s food processing operations include boneless beef, pork, chicken, flour, yeast, seasonings, cheese, breading, soy proteins, and packaging supplies. Meat proteins are generally purchased under 7-day payment terms. Historically, the Company has not hedged in the futures markets, and over time, raw material costs have fluctuated with movement in the relevant commodity markets. Additionally, the Company has contracts with formulaic pricing that allow the Company to immediately pass along commodity price variances. Approximately 36.5% of total sales for First Quarter Fiscal 2007 were protected from commodity exposure, of which 31.8% were attributable to cost-plus contracts, while the other 4.7% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.

The following table represents the (increases)/decreases in the weighted average prices the Company paid for beef, pork, chicken, and cheese, excluding formulation mix and contracts with formulaic pricing, during First Quarter Fiscal 2007 compared to First Quarter Fiscal 2006 and First Quarter Fiscal 2007 compared to the fourth quarter of fiscal 2006, which ended March 4, 2006.

	(Increase)/Decrease	(Increase)/Decrease
	First Quarter	First Quarter
	Fiscal 2007	Fiscal 2007
	Compared to	Compared to
	First Quarter	Fourth Quarter
	Fiscal 2006	Fiscal 2006
Beef	12.5%	(0.3%)
Pork	17.6%	(3.9%)
Chicken	21.6%	11.3%
Cheese	16.8%	10.8%
Aggregate	16.3%	1.0%

As previously announced, Pierre Foods, Inc. will hold a quarterly conference call to discuss First Quarter Fiscal 2007 results on Thursday, July 13, 2006 at 10:00 a.m. EDT. This conference call will be available via webcast on the Company’s website at www.pierrefoods.com or by direct dial at (800) 289-0572. It will be recorded and available for playback beginning at 1:00 p.m. EDT on Thursday, July 13, 2006 through midnight on Saturday, July 15, 2006 by dialing (888) 203-1112 or (719) 457-0820. The replay passcode is 4935965. An archived version will be available on the Company’s website in the Investor Relations section.

Pierre is a leading manufacturer and marketer of high-quality, differentiated food solutions, focusing on pre-cooked protein products and hand-held convenience sandwiches. Headquartered in Cincinnati, Ohio, Pierre markets its sandwiches under a number of brand names, such as Pierre™, Fast Choice®, Rib-B-Q®, Blue Stone Grill™, Hot ‘n’ Ready® and Big AZ®, and has licenses to sell sandwiches using well-known brands, such as Checkers®, Rally’s®, Krystal®, Tony Roma’s®, NASCAR®, NASCAR CAFE®, and Nathan’s Famous®.

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure). “EBITDA” represents income (loss) before interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measures of liquidity. EBITDA is included in this press release because it is the basis upon which the Company’s management assesses financial performance. While EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. A reconciliation of net income (loss) to EBITDA is included in this release.

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “expects,” “anticipates,” “estimates,” and similar expressions identify forward-looking statements. These statements reflect the Company’s expectations at the time this release was issued and are not guarantees of future performance but instead involve various risks and uncertainties. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are the ability of the Company to generate cash flows to meet its debt service obligations, increases in the price of raw materials, particularly beef, pork, chicken, and cheese, a decline in meat consumption or in the consumption of processed foods, outbreaks of disease among cattle, chicken or pigs, changes in applicable governmental regulations, such as the USDA’s Commodity Reprocessing Program, work stoppages or interruptions, the ability of the Company to comply with the financial covenants, and other provisions of its financing arrangements, and other risks detailed from time to time in the Company’s periodic SEC reports. The Company undertakes no obligation to update or revise any forward-looking statement.

The Company continuously evaluates contingencies based upon the best available information. The Company believes it has recorded appropriate liabilities to the extent necessary in cases where the outcome of such liabilities is considered probable and reasonably estimable, and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from management’s estimates, future earnings will be charged or credited accordingly.

As part of its ongoing operations in the food manufacturing industry, the Company is subject to extensive federal, state, and local regulations and its food processing facilities and food products are subject to frequent inspection, audits, and inquiries by the USDA, the Food and Drug Administration, and various local health and agricultural agencies and by federal, state and local agencies responsible for the enforcement of environmental laws and regulations. The Company is also involved in various legal actions arising in the normal course of business. These matters are continuously being evaluated and, in some cases, are being contested by the Company and the outcome is not predictable. Consequently, an estimate of the possible loss or range of loss associated with these actions cannot be made. Although occasional adverse outcomes (or settlements) may occur and could possibly have an adverse effect on the results of operations in any one accounting period, the Company believes that the final disposition of such matters will not have a material adverse affect on the Company’s consolidated financial position.

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands)

	First Quarter	First Quarter
	Fiscal 2007	Fiscal 2006
Sales	$105,756	$107,735
Cost of goods sold	74,098	78,341
Selling, general, and administrative expenses	18,349	17,038
Depreciation and amortization	6,795	7,901
Interest expense	5,522	5,472
Other income, net	32	27
Income (loss) before taxes	1,024	(990)
Income tax (provision) benefit	(344)	378
Net income (loss)	$680	$(612)

The following table provides a reconciliation of  net income (loss) to  EBITDA:

	First Quarter Fiscal 2007	First Quarter Fiscal 2006
Net income (loss)	$680	$(612)
Income tax provision (benefit)	344	(378)
Interest expense	5,522	5,472
Depreciation and amortization	6,795	7,901
EBITDA	$13,341	$12,383

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 3, 2006 and March 4, 2006

(in thousands)

	June 3, 2006	March 4, 2006
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$34	$2,541
Accounts receivable, net	22,437	29,591
Inventories	49,697	45,686
Refundable income taxes	—	1,651
Deferred income taxes	3,976	3,976
Prepaid expenses and other current assets	2,238	3,165

Total current assets	78,382	86,610

PROPERTY, PLANT, AND EQUIPMENT, NET	56,334	56,206

OTHER ASSETS:
Other intangibles, net	129,802	134,844
Goodwill	186,535	186,535
Deferred loan origination fees, net	7,225	7,332
Other	845	898

Total other assets	324,407	329,609

Total Assets	$459,123	$472,425

CURRENT LIABILITIES:
Current installments of long-term debt	$220	$229
Trade accounts payable	7,773	11,897
Accrued interest	4,810	1,781
Accrued payroll and payroll taxes	5,498	5,015
Accrued promotions	2,930	3,259
Income tax payable	1,125	—
Accrued taxes (other than income and payroll)	1,247	796
Other accrued liabilities	1,543	1,635

Total current liabilities	25,146	24,612

LONG-TERM DEBT, less current installments	232,585	244,765

DEFERRED INCOME TAXES	46,365	48,821

OTHER LONG-TERM LIABILITIES	6,299	6,169

Total Liabilities	310,395	324,367

SHAREHOLDER’S EQUITY:
Common stock — Class A, 100,000 shares authorized, issued and outstanding at June 3, 2006 and March 4, 2006	150,216	150,226
Retained deficit	(1,488)	(2,168)

Total shareholder’s equity	148,728	148,058

Total Liabilities and Shareholder’s Equity	$459,123	$472,425

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Thirteen Week Periods Ended June 3, 2006 and June 4, 2005

(in thousands)

	First Quarter	First Quarter
	Fiscal 2007	Fiscal 2006
	(Unaudited)

Net cash provided by operating activities	$11,839	$10,864
Net cash used in investing activities (a)	(1,880)	(2,450)
Net cash used in financing activities	(12,466)	(8,414)
Net decrease in cash and cash equivalents	(2,507)	—
Cash and cash equivalents, beginning of the period	2,541	—
Cash and cash equivalents, end of period	$34	$—

(a)          Includes capital expenditures totaling $1,880 and $2,450 for Fiscal 2007 and Fiscal 2006, respectively.